Contact:	610-337-7000 Will Ruthrauff, ext. 6571 Shelly Oates, ext. 3202	For Immediate Release March 15, 2016

AmeriGas Partners Elects John R. Hartmann to Its Board of Directors

VALLEY FORGE, Pa., March 15 – AmeriGas Partners, L.P. (NYSE:APU) reported today that John R. Hartmann, 52, was elected a director of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P., effective March 15, 2016. Mr. Hartmann currently serves as President and Chief Executive Officer of True Value Company, a private retailer-owned hardware cooperative, a position that he has held since 2013.

John L. Walsh, Chairman of AmeriGas Propane Inc., said, “We are excited to welcome John Hartmann to our Board of Directors. John’s extensive business experience, particularly with respect to his expertise in the retail sector, will be a valuable asset to the AmeriGas board and our leadership team.”

Prior to becoming Chief Executive Officer and President of True Value Company, Mr. Hartmann served as the Chief Executive Officer of Mitre 10, a major chain of home improvement stores in New Zealand, from 2010 to 2013. From 2002 to 2010, Mr. Hartmann held a number of senior executive leadership positions at The Home Depot and HD Supply, including Director of Strategic Business Development, Senior Director of Long-Range Planning & Strategy, Vice President of Operations & Sourcing, and Chief Operating Officer. Mr. Hartmann also previously served as Vice President, Corporate Services at Cardinal Health, a worldwide healthcare services and products company, from 1998 to 2002, and was a Supervisory Special Agent and FBI Academy Instructor with the Federal Bureau of Investigation from 1988 to 1998.

Mr. Hartmann holds a Bachelor of Science from Rochester Institute of Technology and a Juris Doctor from the Syracuse University College of Law.

About AmeriGas Partners, L.P.
AmeriGas is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from approximately 2,000 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP/BW/3Q # # # 3/15/16